Exhibit 99.1

Aytu BioPharma Announces the Passing of Co-Founder and Board Member Michael Macaluso

ENGLEWOOD, CO / November 16, 2022 / Aytu BioPharma, Inc. (the Company or “Aytu”) (Nasdaq: AYTU), a commercial stage pharmaceutical and consumer health company providing pediatric-focused prescription drugs and cost-effective consumer health solutions, announced the passing of Michael Macaluso, Co-Founder and founding board member of Aytu.

“On behalf of Aytu BioPharma, our employees, our Board of Directors, and the Denver-area life sciences community, we extend our deepest condolences to Mike's family and friends," said Josh Disbrow, Chief Executive Officer of Aytu BioPharma. "Mike was a strong, supportive voice for Aytu since we founded the Company in 2015. It has been a privilege to know and work alongside with Mike, and we are grateful for his many contributions, insight, and counsel. Mike will be sorely missed by us all."

Mr. Macaluso had been a director of Aytu since the Company’s formation in April 2015 and served as the Chair of the Aytu Board's Compensation Committee and was a member of the Audit and Nominating & Corporate Governance Committees. Mr. Macaluso’s successful entrepreneurial career spanned four decades across various industries, including founding and leading multiple public life sciences enterprises. Along with co-founding Aytu, Mr. Macaluso was most recently the Chief Executive Officer, founder and Director of Ampio Pharmaceuticals and Ampio’s predecessor company DMI Life Sciences. Prior to entering the life sciences industry he was the founder and principal of International Printing and Publishing, managing all phases of its domestic and international commercial printing operations from 1989 until 1997, the owner of Page International Communications, a manufacturing business, from 1998 until 2001, and in 2001 formed Isolagen, serving as a Director and as President and Chief Executive Officer. Mr. Macaluso was a graduate of Canisius College and was inducted into the Canisus College Hall of Fame in 1989.

About Aytu BioPharma, Inc.

Aytu BioPharma is a pharmaceutical company commercializing a portfolio of commercial prescription therapeutics and consumer health products. The Company's prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), as well as Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. Aytu's consumer health segment markets a range of over-the-counter medicines, personal care products, and dietary supplements addressing a range of common conditions including diabetes, allergy, hair regrowth, and gastrointestinal conditions. To learn more, please visit aytubio.com.

Contacts for Investors:

Mark Oki, Chief Financial Officer
Aytu BioPharma, Inc.
moki@aytubio.com

Robert Blum or Roger Weiss
Lytham Partners
AYTU@lythampartners.com

Source: Aytu BioPharma, Inc.